THIRD SUPPLEMENTAL STOCKHOLDER AGREEMENT


                  THIS THIRD SUPPLEMENTAL STOCKHOLDER AGREEMENT made as of the 18th day of April, 1995, by and among the undersigned stockholders of Churchill Downs Incorporated in their individual, joint and/or fiduciary capacities as set forth on the signature page(s) to this Agreement (the "Stockholders").

                  W I T N E S S E T H:

         WHEREAS, the Stockholders have previously entered into a certain Amended Second Supplemental Stockholder Agreement made as of January 7, 1992 (the "Agreement") regarding their interests in the common stock, no par value (the "Stock") of Churchill Downs Incorporated (the "Company"); and

         WHEREAS, pursuant to the terms thereof, the Agreement may be terminated by the written consent of the holders of two-thirds (2/3) of the shares of Stock subject thereto; and

         WHEREAS, the holders of two-thirds (2/3) of such shares desire to terminate the Agreement and enter into this Third Supplemental Stockholder Agreement, on the terms and conditions as set forth below;

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the Stockholders agree as follows:

         1. Effectiveness. This Agreement will become effective upon the execution and delivery hereof by the holders of 900,000 shares of Stock, and thereafter will become effective as to each additional Stockholder upon the execution and delivery hereof by such Stockholder. This Agreement shall remain in full force and effect until April 15, 1997, unless earlier terminated by the written consent of the holders of two-thirds (2/3) of the shares of Stock subject to this Agreement.

         2. No Restrictions. Nothing in this Agreement shall restrict the right of any Stockholder to vote his or her shares of Stock, to receive cash dividends or to receive dividends payable in stock or receive shares of Stock in a stock split, or to sell or dispose of shares of Stock except as specifically set forth herein.

         3. Allowable Transfers. Notwithstanding any other provision of this Agreement, a Stockholder may transfer the shares of Stock owned by him or her, without compliance with the terms of this Agreement, in the following instances:

                  1. pursuant to an offer to purchase or exchange not less than all outstanding shares of Stock (other than shares owned by the offeror) which the Board of Directors of the Company shall have recommended to Stockholders as in the best interest of the stockholders of the Company as a whole and which an independent financial advisor retained by the Company shall have determined to be fair to the Company's stockholders from a financial point of view;

                  2.       by operation of law;

                  3. by gift, will or pursuant to the laws of descent and distribution;

                  4.       by pledge to a financial institution; and

                  5. in a small transaction as provided in Paragraph 4 below;

provided that any recipient of shares of Stock pursuant to a sale, transfer, assignment or disposition under Clauses B, C or D of this Paragraph 3 shall be bound by this Agreement as if a signatory hereto and be considered a Stockholder for all purposes of this Agreement.




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         4. Small  Transactions.  Notwithstanding  any other  provisions of this
Agreement, pursuant to the terms of this Paragraph 4, a Stockholder may transfer the shares of Stock beneficially owned by him or her subject only to the limitation that no Stockholder may transfer or cause to be transferred in any single calendar month more than Three Thousand (3,000) shares of Stock beneficially owned by such Stockholder, which right to transfer shall be non-cumulative. The provisions of this Agreement shall not bind a transferree of Stock transferred pursuant to the provisions of this Paragraph 4. For purposes of this provision, all Stock "beneficially owned" by a Stockholder and subject to the terms of this Agreement shall be aggregated. Beneficial ownership shall be determined in accordance with Rule 16a-1(a)(2) of the Rules of the Securities and Exchange Commission.

         5. Right of First Refusal.

                  1. Except as provided in Paragraphs 3 and 4 above, no Stockholder shall agree or commit (by the grant of option or otherwise) to sell, transfer, pledge, assign or otherwise dispose of any shares of Stock now owned or hereafter acquired by him or her without complying with the terms of this Agreement. If a Stockholder desires to transfer any shares of Stock owned by him or her to any person, including the Company and/or a Stockholder, such Stockholder (the "Seller") shall immediately give written notice to the Stockholder Representative (as designated below) of the complete terms and conditions established by the Seller for the transfer of the Stock, including the price, and the name of the proposed purchaser(s) of the Stock, if known, and the Stockholder Representative shall immediately give written notice to the Company, and all other Stockholders of such terms. Within five (5) days after receipt of said notice, the Company may elect to acquire all or any part of such shares offered for disposition at the price and upon the conditions set forth by the Seller, which election if made shall be communicated to all Stockholders by the Secretary of the Company. If the Company does not make the election specified above as to all or any portion of the Shares of Stock within the five
(5) day time period, then the Stockholder Representative shall immediately mail to all other Stockholders (the "Purchasing Stockholders") a written notice of the terms of the offer as to all or the portion of shares of Stock which the Company did not elect to acquire. The written notice shall be accompanied by a form to be returned to the Stockholder Representative whereby a Purchasing Stockholder can waive the right to purchase the stock offered by the Seller or can indicate the number of shares of Stock, if any, which such Purchasing Stockholder elects to purchase. Failure of a Stockholder to return the form to the Stockholder Representative so that the form is actually received by the Stockholder Representative on or before ten (10) days after the date of the notice shall constitute a waiver of the Stockholder's right to purchase any of the shares of Stock offered by the Seller. Each Stockholder may elect to acquire any or all of the shares of Stock offered by the Seller. If the total number of shares of Stock which all Purchasing Stockholders desire to purchase is less than the number of shares of Stock the Seller offers to sell and is less than the number of shares remaining after acquisition by the Company, each Stockholder shall acquire that number of the shares of Stock which he or she elected to acquire. If the total number of shares of Stock which all Purchasing Stockholders elect to purchase is greater than the number of shares of Stock the Seller offers to sell or is greater than the number of shares remaining after acquisition by the Company, then each Purchasing Stockholder shall be entitled:
[1] to purchase the number of shares which each Purchasing Stockholder elected to purchase if such number is equal to or less than such Stockholder's pro rata portion of the shares offered by the Seller and remaining after acquisitions by the Company, if any, such pro rata portion to be the total shares owned by such Purchasing Stockholder divided by the shares owned by all Stockholders, excluding the Seller, as of the date of the notice from the Stockholder Representative; and, in addition, if a Purchasing Stockholder elects to purchase a number of shares in excess of such Stockholder's pro rata portion as set forth in [1] above, [2] to purchase a pro rata portion of all remaining shares offered by the Seller and not purchased by the Company, such pro rata portion to be the total number of Shares which the Purchasing Stockholder elected to purchase divided by the total number of shares which all Purchasing Stockholders elected to purchase. No fractional shares shall be created. All prorations shall be rounded off to the nearest whole share.

                  2. The Stockholder Representative shall promptly notify the Seller of the number of shares of Stock, if any, which the Company and/or
Purchasing Stockholders have elected to acquire and the closing of the acquisition of the shares of Stock offered by the Seller shall be no later than ten (10) days after the date of such notice from the Stockholder Representative to the Seller. Any acquisition shall be on the same terms and conditions, including price, as set forth in the offer made by the Seller.




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                  3. If the Company and/or the Purchasing Stockholders elect not to purchase all of the shares of Stock offered by the Seller, then the Seller shall be free to sell the remaining shares of Stock in accordance with the terms of the offer made by the Seller to the Stockholders and for a price equal to or within ten percent (10%) of the price offered to the Stockholders (which percentage adjustment shall be rounded to the nearest full dollar), for a period of sixty (60) days after the Stockholder Representative notifies the Seller in accordance with B above; provided, however, that at the end of such sixty (60) day period all restrictions imposed by this Agreement shall again be applicable.

         6. Additional Parties. It is recognized that other stockholders of the Company may wish to join in this Agreement. Any stockholder may become a party hereto by executing a counterpart copy of this Agreement setting forth next to his or her signature the number of shares of Stock which he or she owns or in which he or she has an interest and delivering an executed counterpart to the Stockholder Representative appointed in Paragraph 14 hereof. The term "Stockholder" shall include any stockholder of the Company who becomes a party to this Agreement in accordance with the provisions of this Paragraph 6.

         7. Remedies. The Stockholders agree that legal remedies for breach of this Agreement will be inadequate and that this Agreement may be enforced by injunctive or other equitable relief. The defaulting Stockholder(s) shall pay any fees, costs or expenses (including attorney's fees) incurred by the Company or the other Stockholders in enforcing this Agreement.

         8. Binding Effect. All authority herein conferred or agreed to be conferred by a Stockholder shall survive the death or incapacity of such Stockholder. This Agreement shall inure to the benefit of, and be binding upon, each of the parties hereto and each of their respective heirs, personal representatives, successors and assigns, but shall not be binding upon a transferee, other than a Stockholder, who acquires shares of Stock after compliance with the terms hereof.

         9. Notices. All notices given pursuant to this Agreement shall be in writing and sent by registered or certified mail, return receipt requested, to the party or parties to be given such notice at his or her address set forth next to his or her signature hereto or to such other address as such party to be given notice may have communicated to the sending party provided such communication is received.

         10. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall together constitute one and the same instrument.

         11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Kentucky.

         12. Capacity. Each party to this Agreement, by his or her execution hereof, shall have signed and entered into this Agreement in all capacities set forth below.

         13. Third Party Beneficiary. The Stockholders have entered into this Agreement for the benefit of themselves, the Company and all other stockholders of the Company, and if this Agreement is approved by the Company, the Company shall be deemed a third party beneficiary of this Agreement and shall be entitled to purchase Stock pursuant to the terms hereof and bring suit to enforce the provisions hereof on behalf of itself and for the benefit of the Stockholders. The Company shall not be bound by the provisions of this Agreement with respect to any Stock owned by the Company. The Company may assign its rights to acquire Stock under this Agreement to a non-stockholder including but not limited to an employee stock ownership plan or other employee benefit plan maintained by the Company.




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         14. Stockholder  Representative.  Thomas H. Meeker is hereby designated as the Stockholder Representative and each of the undersigned appoints Thomas H. Meeker his or her Attorney-In-Fact with full power to execute, file and record any documents which said Attorney-In-Fact believes may be required with any government agency as a result of this Agreement, including, but not limited to, a Statement on Schedule 13D under the Securities Exchange Act of 1934 and all amendments to such Statement and to take any actions necessary for the enforcement of the terms of this Agreement, including but not limited to, filing suit to enforce this Agreement. Each of the undersigned will provide the information to be used in connection with such filings. This appointment shall be deemed to be a power coupled with an interest and shall continue for the term of this Agreement notwithstanding the bankruptcy, death, incompetence or dissolution of any Stockholder. In the event of the death, disability or transfer by Thomas H. Meeker of the shares of stock owned by him, the Stockholders may, by action of the holders of a majority of the shares of Stock subject to this Agreement, designate a new Stockholder Representative.

         15. Notice to Transfer Agent. A copy of this Agreement shall be delivered to the Bank of Louisville, Louisville, Kentucky, the registered transfer agent for the Company, and any successor transfer agent, and shall constitute an instruction on behalf of each Stockholder to refuse to make any transfer in violation of the terms of this Agreement.


                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement in their respective capacities set forth below.

NAME OF STOCKHOLDER AND                                             NO. OF
CAPACITY IN WHICH EXECUTING              ADDRESS                    SHARES



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